Exhibit 99.3
AGREEMENT FOR THE SALE AND PURCHASE OF THE
SHARE CAPITAL IN
INFOCIENCIA, S.L.
DATED 22 DECEMBER, 2008
Jordi Naval
Ramon Banet
José M. Mas
Xavier Molina
Esther Ramirez
AND
RPS SPAIN, S.L.
Research Pharmaceutical Services Inc.
Allen & Overy, Praha Advokátní kancelář
90742-00001 MD:799165.9

THIS AGREEMENT is made on 22 December, 2008
BETWEEN:
(1)	THE PERSONS whose names and addresses are set out in column (A) of Schedule 1 and further defined in Schedule 9 as the Sellers; (the Sellers) represented in this act by Mr. Jordi Naval Chamosa by virtue of power of attorney granted in public deed on 9 December 2008 by the public notary of Barcelona Mr.Enrique Peña Félix under number 5,979 of his records, a copy of which is attached hereto, who also appears in his own name and behalf.

(2)	RPS SPAIN, S.L. a company incorporated under the laws of Spain, for an indefinite term as “sociedad limitada” (private limited company) by means of deed number 2,109, authorised before the Public Notary of Madrid, Mr. Pablo Durán de la Colina dated on 24 October 2008, registered with the Commercial Registry of Madrid under volume 26,128, page 118, sheet M-470982, with Tax Identification Number B-85556017, registered address at C/ Ayala 66 and represented by Mr. Gonzalo Martín de Nicolás by virtue of power of attorney granted in public deed on 10 December 2008 by the public notary of Madrid Mr.Fernando Fernández Medina under number 2,222 of his records, a copy of which is attached hereto (the Purchaser); and

(3)	Research Pharmaceutical Services, Inc. a company incorporated under the laws of Delaware, the United States of America (registered number 4089101) whose registered office is at 1209 Orange Street Wilmington, County of New Castle, Delaware 19801 and whose principal place of business is at 520 Virginia Drive, Fort Washington, Pennsylvania, USA represented by Ms. Jane Townsend by virtue of power of attorney dated 8 December 2008, a copy of which is attached hereto (the US Guarantor);
BACKGROUND:
(A)	The Sellers are the owners of the Shares which represent all the issued share capital of the Company.

(B)	The Sellers wishes to sell and the Purchaser wishes to purchase, all the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.

(C)	The US Guarantor wishes to guarantee the fulfilment of all obligations of the Purchaser owed to the Sellers under this agreement pursuant to clause 21; and
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in schedule 9 apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE
2.1	Under the terms and conditions set forth in this agreement, the Sellers shall sell and the Purchaser shall purchase the Shares in the Company set opposite such Seller’s name in column (C) of Schedule 1.

2.2	The transfer of Shares from the Sellers to the Purchaser shall become effective on Completion upon execution of the Short Form Agreement by and between the Sellers and the Purchaser.

2.3	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them.

2.4	The consideration for the sale of the Shares is set out in clause 4 and shall be further adjusted (if applicable) according to clause 5.

2.5	The Sellers acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Sellers set out in this agreement.

2.6	The Purchaser and the US Guarantor acknowledge that the Sellers enter into this agreement in reliance on the representations, warranties and undertakings on the part of the Purchaser and of the US Guarantor set out in this agreement.

2.7	Each Seller waives (and shall procure the waiver by his/her nominee(s) of) all rights of pre-emption which such Seller (or such nominee(s)) may have (whether under any Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

2.8	The Purchaser represents to the Sellers that it has full authority and the requisite powers and available funds:
(a)	to buy the Shares and to pay in full the Cash Consideration; and

(b)	to sell the Consideration Shares to the Sellers.
3.	COMPLETION
3.1	Completion shall take place immediately after the execution of this agreement.

3.2	At Completion:
(a)	the Sellers shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 6.
3.3	If for any reason the provisions of Part 1 of Schedule 6 are not fully observed and performed by the Sellers as contemplated by clause 3.2(a), the Purchaser shall (in addition and without prejudice to all other rights or remedies available to it) not be required to complete the purchase of the Shares or shall fix a new time and date, not later than 11.00 a.m. on 23 December 2008, for Completion by, in either case, giving notice to the Sellers.

3.4	If for any reason the provisions of Part 2 of Schedule 6 are not fully observed and performed by the Purchaser as contemplated by clause 3.2(b), the Sellers may elect (in addition and without prejudice to all other rights or remedies available to it) not to complete the sale of the Shares by giving notice to the Purchaser. The Sellers shall not be obliged to complete the sale of any of the Shares unless (i) the Purchaser delivers to the Sellers a signed transfer of the Consideration Shares, together with the original share certificates for those shares in the name of the Purchaser pursuant to this agreement and (ii) the Cash Consideration is paid in full by the Purchaser.

3.5	If the Purchaser elects not to complete the purchase of the Shares under clause 3.3:
(a)	except for this subclause, clauses 1, 13.1, 15, 17, 18, 19.2, 19.3, 19.5, 20, 22, 23 and 24 and the provisions of schedule 9, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.
3.6	If the Sellers elects not to complete the purchase of the Shares under clause 3.4, the provisions of clause 3.5 above shall apply mutatis mutandis.
4.	CONSIDERATION
4.1	The consideration for the sale of the Shares shall (subject to adjustment as provided in this agreement) be:
(a)	EUR 2,474,007 (in words: two million, four hundred and seventy-four thousand and seven euros) (Cash Consideration); and

(b)	the transfer by the Purchaser to the Sellers of the Consideration Shares with full title and free from Encumbrances.
4.2	Each Seller shall on Completion be entitled to that amount of the Cash Consideration set opposite such Seller’s name in column (E) of Schedule 1.

4.3	Each Seller shall be entitled to that number of the Consideration Shares set opposite such Seller’s name in column (F) of Schedule 1.

4.4	When issued, each of the Consideration Shares will have been duly authorized, validly issued, fully paid and non-assessable, shall not have been issued in violation of any preemptive rights, rights of first refusal, co-sale rights or similar rights or restrictions or other restriction on transfer existing under the US Guarantor’s articles of incorporation, by-laws or other agreement binding on the US Guarantor, and shall rank pari passu in all respects with the ordinary shares in the capital of the US Guarantor that are issued and outstanding at the date of issue of the Consideration Shares.

4.5	The Sellers acknowledge that, except as stated in this agreement, neither the Purchaser, nor the US Guarantor, has made any representation or warranty which has caused the Sellers to accept the Consideration Shares or on which the Sellers has placed any reliance in agreeing to accept the Consideration Shares.

4.6	The Sellers acknowledge and agree that the Consideration Shares which are to be transferred to the Sellers pursuant to this agreement cannot be sold or otherwise dealt with except (i) in accordance with the by-laws of the US Guarantor; (ii) in accordance with clause 7 or 9.15; and (iii) in the manner described in the Escrow Agreement.

4.7	The Purchaser and the US Guarantor represent and warrant that there was no change in the US Guarantor’s by-laws in the year 2008.
5.	ADJUSTMENT TO CASH CONSIDERATION
5.1	If the Actual Net Current Assets calculated in accordance with schedule 7 and 8 are less than the Required Net Current Assets (Negative Difference), the Cash Consideration shall be reduced following Completion by the Negative Difference.

5.2	If the Actual Net Current Assets exceed the Required Net Current Assets, the Cash Consideration shall be increased following Completion by the amount by which the Actual Net Current Assets exceed the Required Net Current Assets.

5.3	Any payment resulting from the adjustment pursuant to clauses 5.1, 5.2 (as applicable) shall be made within twenty (20) Business Days following the day on which either the Purchaser and the Sellers agree in writing on the Completion Statement or, in the absence of a written agreement between them, following the day on which the Independent Accountants’ decision as to the Actual Net Current Assets is delivered in writing to the Purchaser and the Sellers as contemplated by schedule 7.

5.4	The Cash Consideration as adjusted pursuant to clause 5.1 or 5.2 (as applicable) shall be further adjusted following the expiry of 12 months after the date of this agreement by deducting the amount of the trade receivables of the Company shown on the Completion Statement which are not collected and shall remain overdue for more than 12 months after the date of this agreement (the Uncollected Debts). The Uncollected Debts shall be calculated by the Purchaser and notified to the Sellers by the Purchaser by a written statement without undue delay following the expiry of 12 months after the date of this agreement. In the event of disagreement notified by the Sellers to the Purchaser within fifteen (15) Business Days of the notification of the Purchaser’s calculation to the Sellers, the principles agreed in schedule 7 and schedule 8 shall apply mutatis mutandis.

5.5	Any payment resulting from the second adjustment pursuant to clause 5.4 shall be made by the Sellers to the Purchaser within twenty (20) Business Days following the day on which the statement of the Uncollected Debts is delivered by the Purchaser to the Sellers as contemplated by clause 5.4 or, if disputed by the Sellers, either (i) on a date mutually agreed by the Sellers and the Purchaser; or (ii) in the absence of such agreement within the period stipulated under point 3(b) of schedule 7 within twenty (20) Business Days following the day on which the matter is decided by the Independent Accountants..

5.6	If any amount of the Uncollected Debts is received by the Company after a payment has been made pursuant to clause 5.5, the Purchaser shall promptly repay an equal sum to the Sellers within twenty (20) Business Days following the day on which the payment is received by the Company.

5.7	If any trade receivables of the Company which have been provided for as bad debts, and hence which have not been taken into account in the Completion Statement, are subsequently received by the Company, the Purchaser shall pay to the Sellers a sum equal to the amount, net of any Taxation due, of those trade receivables subsequently received by the Company, within twenty (20) Business Days following the day on which the payment is received by the Company.
5.8	If any specific provision in respect of a liability has been made by the Company and taken into account in the Completion Statement, and that liability does not arise, or does arise but is less than the amount of the relevant provision, the Purchaser shall pay to the Seller a sum equal to the amount, net of any Taxation due, of the amount by which the provision exceeds the relevant liability, within twenty (20) Business Days following the day on which the payment is received by the Company.

6.	INVESTMENT REPRESENTATIONS

6.1	Each Seller as the recipient of the Consideration Shares upon Completion agrees, represents and acknowledges (so as to bind each Seller’s personal representatives, heirs, successors or assigns) as follows:
(a)	Each Seller represents that he/she is not located in the “United States”, as such term is defined under Regulation S of the United States Securities Act of 1933, as amended (the U.S. Securities Act), was not offered the Consideration Shares while in the United States, and is not a “U.S. person” as such term is defined in Regulation S under the U.S. Securities Act (a U.S. Person) and that the Consideration Shares to be issued to the Seller will be acquired for investment for such person’s own account, not as a nominee or agent, and not for the account or benefit of, a person in the United States or a U.S. Person, and not with a view to the resale or distribution of any part thereof in the United States in violation of U.S. federal or state securities laws, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller acknowledges and agrees that the Consideration Shares are “restricted securities” as that term is defined in Rule 144 under the U.S. Securities Act.

(b)	Each Seller represents that he/she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person in the United States or to a U.S. Person, or any hedging transaction with any third person in the United States to a United States resident, with respect to any of the Consideration Shares.

(c)	Each Seller understands that the Consideration Shares are not registered under the U.S. Securities Act on the ground that the sale provided for in this agreement and the issuance of the Consideration Shares hereunder is excluded from registration under the U.S. Securities Act pursuant to Regulation S thereof, and that the US Guarantor’s reliance on such exemption is predicated on the Seller’s representations set forth herein. Each Seller hereby agrees to resell the Consideration Shares only in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act or pursuant to an exemption from such registration requirements. Prior to permitting any transfer of the Consideration Shares, the US Guarantor may request, and the Seller agrees to provide, if so requested, an opinion of counsel reasonably satisfactory to the US Guarantor that any resale or other transfer of the Consideration Shares is to be effected in a transaction meeting the requirements of Regulation S under the U.S. Securities Act or is exempt from registration under the U.S. Securities Act. Each Seller further agrees not to engage in hedging transactions with regard to Consideration Shares unless in compliance with the U.S. Securities Act.

(d)	Each Seller represents that:
(i)	such Seller has received all the information the Seller has requested from the Purchaser and the US Guarantor and considers necessary or appropriate for deciding whether to acquire the Consideration Shares;

(ii)	such Seller has the ability to bear the economic risks of the Seller’s prospective investment; and

(iii)	such Seller understands that no public market currently exists in the United States for any of the US Guarantor’s securities and that the US Guarantor has made no assurances that a public market in the United States will ever exist for the Consideration Shares.
(e)	Each Seller has been informed and understands and agrees that a legend substantially similar to the one set forth below will be placed on the certificates for the Consideration Shares and until such time as it is no longer required under applicable U.S. federal and state securities laws, and stop transfer instructions may be placed with the transfer agent of the Consideration Shares:
“THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND IS A RESTRICTED SECURITY (AS DEFINED IN RULE 144 UNDER THE U.S. SECURITIES ACT). THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER.
THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A (IF AVAILABLE) (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION, AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT, IN ACCORDANCE WITH RULES 904 AND 905 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN

ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS WHICH REQUIRE THAT IN ADDITION TO ANY CERTIFICATIONS REQUIRED FROM A TRANSFEROR AS SET FORTH ON THE REVERSE OF THIS CERTIFICATE, PRIOR TO THE EXPIRATION OF A DISTRIBUTION COMPLIANCE PERIOD OF AT LEAST SIX MONTHS, THE TRANSFEREE CERTIFIES AS TO WHETHER OR NOT IT IS A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT AND MUST PROVIDE CERTAIN OTHER CERTIFICATIONS AND AGREEMENTS. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE U.S. SECURITIES ACT OR IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT.
7.	DEPOSIT OF CONSIDERATION SHARES
7.1	On Completion, the Sellers as sole beneficial owners shall deposit 50 per cent of the Consideration Shares with the Escrow Agent for a period of three years by way of continuing security for the payment and satisfaction of any Claim that the Purchaser may have against any of the Sellers under this agreement or. Further terms of the deposit and security arrangement, including the terms of release of the deposited Consideration Shares over the three year security period, are set out in the Share Escrow Agreement. If the Sellers at any time proposes to the Purchaser the replacement of the Escrow Agent by a new escrow agent, the Sellers and the Purchaser shall in good faith co-operate in the appointment of such new escrow agent provided that the new escrow agent:
(a)	accepts the principles agreed in the Share Escrow Agreement;

(b)	accepts English as the governing language of the escrow arrangement;

(c)	has a reasonable level of experience of providing the relevant type of escrow services; and

(d)	makes a reasonable proposal on the escrow fees to be charged.

7.2	Without prejudice to clause 7.1 above, the Sellers shall not, during the period of one year after Completion (the Lock-Up Period) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Consideration Shares without the prior written consent of the Purchaser. The provisions of this subclause shall also apply to any other securities for the time being representing or replacing or derived from the Consideration Shares (whether by way of stock split, reverse stock split or recapitalisation), other than any such securities as may be acquired for cash by way of rights or other issue and other than stock dividends, and references in this clause to a Consideration Shares shall be construed accordingly. The same restrictions as set out in this clause 7.2 shall apply with respect to any of the Escrowed Shares for the whole period during which such Escrowed Shares remain deposited in escrow pursuant to the terms of the Share Escrow Agreement.
7.3	The restrictions in clause 7.2 shall not:
(a)	apply to transfers of any Consideration Shares by the Seller to the Purchaser pursuant to clause 9.15(b) or (c) of this agreement; or

(b)	prevent the Sellers from selling any of the Consideration Shares which are not deposited under the Share Escrow Agreement in order for the Sellers to be able to pay their tax liability resulting from the sale of the Shares provided that the Sellers demonstrate to the reasonable satisfaction of the Purchaser that they do not have sufficient funds to pay such tax liability otherwise; or

(c)	prevent the Sellers’ heirs from selling any of the Consideration Shares which are not deposited under the Share Escrow Agreement in order for the Sellers’ heirs to be able to pay their tax liability resulting from the inheritance of the Consideration Shares provided that the heirs demonstrate to the reasonable satisfaction of the Purchaser that they do not have sufficient funds to pay such tax liability otherwise.
Subject to clause 7.4, after the expiry of the Lock-Up Period, there shall be no limitation on the Sellers’ right to offer, sell, etc. any of the Consideration Shares (or any shares representing, replacing, derived from or that represent dividends on the Consideration Shares) that are not deposited under the Share Escrow Agreement, except for limitations resulting from applicable securities laws.
7.4	The Sellers shall, upon request from the US Guarantor or a securities dealer who purchases the US Guarantor’s common stock as principal in an underwritten public offering and not as part of such securities dealer’s market-making activities (the Underwriter), cooperate fully in any public offering of the US Guarantor’s common stock, which cooperation shall include, without limitation, the preparation and execution of lock-up agreements, underwriting agreements, registration statements, questionnaires and documents requested by regulatory authorities in connection with the public offering of the US Guarantor’s common stock, and any other customary documents related to an underwritten public offering of stock. Notwithstanding the foregoing, the Sellers shall not be required to give any representations and warranties except with respect to itself unless otherwise agreed.

7.5	Nothing in this clause shall prevent:
(a)	a disposal pursuant to a court order; or

(b)	a renunciation of a right to subscribe for shares (where such right is derived from the Consideration Shares) or a failure to take up any such right; or

(c)	the Sellers from accepting a general offer made for all or a portion of the issued share capital of the US Guarantor (other than any issued share capital held by the offeror and/or persons acting in concert with the offeror); or

(d)	the Sellers from executing an irrevocable commitment to accept such a general offer, or a disposal or agreement to dispose of shares to a person who has made or announced his intention to make, or has a bona fide intention to make, such an offer; or

(e)	if the US Guarantor. makes an offer to its shareholders to purchase its own shares or proposes a scheme of arrangement, a disposal or agreement to dispose of any Consideration Shares pursuant to that offer or scheme; or

(f)	the passing of title to the Consideration Shares to the heirs, personal representatives or legal representatives of the Sellers upon the Sellers’ death or officially declared incapacity for legal acts, subject to the terms and conditions of the Share Escrow Agreement.
8.	LOANS AND GUARANTEES
8.1	Except for the Shareholder Debt, there is no indebtedness of any kind (whether or not presently payable) by any Group Company to any Seller or any person connected with the Sellers. If it is established at any time after Completion that there was any such indebtedness as at Completion (except for the Shareholder Debt), then the Sellers shall (or shall procure that the relevant person connected with him/her to which that indebtedness is owed shall) waive that indebtedness at no cost to the Purchaser or the Group Company.

8.2	The Sellers shall procure that on Completion each Group Company is released from any guarantee or indemnity in respect of another person’s obligations, which it has given and which has not been disclosed in the Disclosure Letter.
9.	WARRANTIES AND INDEMNITIES
9.1	The Sellers, subject to the provisions of clause 9.3 below and of schedule 5, represent and warrant to the Purchaser that:
(a)	except as fully and fairly disclosed to the Purchaser in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed), each of the statements set out in schedule 4 (the Warranted Statements) is true and accurate; and

(b)	all information contained or referred to in the Disclosure Letter is in all material respects true and accurate and, to the best of the Sellers’ knowledge, complete.

9.2	The Sellers shall indemnify the Purchaser by the payment to the Purchaser of an amount equal to:
(a)	a reduction in the amount of the Company’s aggregate net assets which is the consequence of an increase in the amount of liabilities or a decrease in the value of assets resulting from an event, matter or circumstance occurring prior to 31 December 2007, provided that, for the avoidance of doubt, any decrease in assets or increase in liabilities shall be looked at in the aggregate and shall hence be offset against any increase in other assets or decrease in other liabilities; or

(b)	the Compensation arising from any of the Warranted Statements being untrue or inaccurate as the Completion Date or the date indicated in the relevant Warranted Statement; or

(c)	Losses incurred by the Company arising in respect of any Taxation required to be paid by the Company after Completion which is referable to events occurring or profits earned on or before Completion and which is not recorded in the Accounts or the Completion Statement; or

(d)	Losses incurred by the Company after Completion arising from the conduct prior to Completion of any Past Agreement; or

(e)	Losses incurred by the Company after Completion arising from the conduct prior to Completion of an Existing Clinical Trials Agreement, to the extent that the cause of the Losses is proved to be attributable wholly to the conduct of that Existing Clinical Trials Agreement before Completion. For the avoidance of doubt the Sellers shall not be liable for Losses (i) the cause of which is proved to be attributable to the conduct of an Existing Clinical Trials Agreement both before and after Completion; or (ii) the cause of which is proved to be attributable to the conduct of an Existing Clinical Trials Agreement after Completion; or (iii) the cause of which cannot be proved to be attributable to the conduct of an Existing Clinical Trials Agreement either before or after Completion; or

(f)	any Losses or expenses incurred by the Purchaser or any Group Company in connection with any liability arising out of: (i) the method of calculating by the Company of the value added tax in the period from July 2007 up to Completion; and (ii) the non-payment of social security taxes derived from expenses in data entry services outsourced by any Group Company in the period from 2005 to 2007.
For the avoidance of doubt and subject also to clause 9.13, the liability of the Sellers to pay a Claim for indemnification made by the Purchaser other than one made pursuant to subclause 9.2 (b) will not be limited or qualified in any respect by the contents of the Disclosure Letter.
9.3	Prior to signing this agreement, the Purchaser and the US Guarantor conducted due diligence with respect to the Company. Except for those items specifically addressed in this agreement (excluding schedule 3), notably, but without limitation, those items in respect of which indemnification is given under clause 9.2 (a) and 9.2 (c) to (f), the Purchaser and the US Guarantor represent and warrant that they have no actual knowledge of any breach of the Warranted Statements by the Sellers on the basis of the data and information disclosed by the Sellers to the Purchaser and the US Guarantor during the due diligence and in the Disclosure Letter.

9.4	Except in relation to matters disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed) and to matters of which the Purchaser or the US Guarantor has actual knowledge on the date of this agreement, none of the Warranties shall be treated as qualified by any event, matter or circumstance which it is claimed that the Purchaser or the US Guarantor or their agents or advisers should have known.

9.5	In order to avoid double indemnification, (i) the same Claim occurring as a result of a breach of more than one Warranted Statement shall only be indemnified once and (ii) the Purchaser shall not be entitled to make a Claim under more than one paragraph of subclause 9 in respect of the same Loss.

9.6	The Purchaser shall promptly, after it becomes aware of a matter which is likely to give rise to a Claim, give written notice (a Claim Notice) to the Sellers specifying that matter. If that Claim arises from a claim against the Company or the Purchaser by a third party (including, but not limited to, an inquiry from a Taxation Authority) (a Third Party Claim), the Claim Notice shall be given within 20 calendar days from the date when the Purchaser becomes aware of the Third Party Claim or sooner if the Third Party Claim requires a response from the Purchaser earlier than the date falling 20 calendar after the date when the Purchaser becomes aware of the matter. Failure of the Purchaser to give the Claim Notice within the time periods specified above shall not release, waive or otherwise affect the Sellers’ obligations with respect thereto except to the extent that the Sellers are prejudiced as a result of that failure, in which case the indemnification in respect of the relevant Claim shall be reduced but only to the extent of that prejudice. A Claim Notice shall specify the matter in enough reasonable detail to enable the Sellers to appreciate its scope and its merits, and in the case of a Third Party Claim shall be accompanied by the documentation received by the Purchaser containing details of the Third Party Claim.

9.7	If a Claim arises as a result of a Third Party Claim, the Sellers may, but will not be obliged to, give a written notice to the Purchaser that they elect to assume at their own expense the conduct of the defence against the Third Party Claim, including selection of legal advisors.

9.8	Irrespective of whether the defence against a Third Party Claim is conducted by the Purchaser/Company or the Sellers:
(a)	that party shall keep the other party periodically and fully informed of the progress of the legal action and shall inform the other party sufficiently in advance so it can exercise its rights, attend hearing or similar proceedings and participate in the preparation of all written documents;

(b)	that party shall not assume any liability or make any settlement on behalf of the Company or the other party without that other party’s prior written consent which shall not be unreasonably withheld;

(c)	both parties shall co-operate in the defence of the Third Party Claim and the Purchaser shall to the extent permitted by applicable law:
(i)	procure that the Company gives reasonable access to the Sellers, their representatives and advisors to all documents and information necessary to instruct a claim and to defend its own interests and the Company’s interests;

(ii)	provide, at the Sellers’ expense, copies of those documents; and

(iii)	procure that the Company gives reasonable access to the Sellers, their representatives and advisors to the Company’s employees, representatives and statutory auditors.
9.9	The Sellers shall use their best efforts to cure the matter or circumstance which shall have given rise to a Claim within thirty (30) calendar days of receiving a Claim Notice (Cure Period). In the event that within the Cure Period, the Sellers neither cure the matter or circumstance giving rise to the Claim nor dispute the Claim Notice, the Sellers shall pay within ten Business Days from the end of the Cure Period to the Purchaser the requested amount of the Claim. If within the Cure Period the Sellers notifies their disagreement to the Purchaser with the Claim, or the requested amount in either case, then the Sellers shall within twenty Business Days from either the date of an amicable settlement between the Sellers and the Purchaser, or, in the absence of an amicable settlement, the date of the relevant arbitral award in accordance with clause 23, pay to the Purchaser the agreed or adjudicated amount of the Claim.

9.10	If the defence against a Third Party Claim is conducted by the Sellers, the corresponding amount of the Claim arising from such Third Party Claim shall be paid by the Sellers to the Purchaser within ten Business Days from the date when the Company is required, pursuant to a final non-appealable court, arbitration or administration decision, expert determination or settlement agreement, to pay the Third Party Claim. Furthermore, if the Sellers wish to appeal against a decision in favour of the third party making the Third Party Claim and such appeal is subject to preliminary order or such decision orders the Company to make a payment before a relevant appeal may be filed, the Sellers will make such payment on behalf of the Company as a refundable advance the payment of which (i) does not impair in any event the Sellers’ right to challenge the Claim; and (ii) shall be refunded to the Sellers if the Third Party Claim in question is successfully appealed, to the extent that a Loss incurred by the Company in connection with the Third Party Claim is recovered by the Company.

9.11	The Purchaser shall (and procure that the Company shall) take all reasonable action to avoid or mitigate any Losses that may give rise to a Claim. In all events and if possible, the Sellers and the Purchaser agree to co-operate in good faith and provide each other with reasonable assistance in connection with any matter which is likely to give rise to a Claim.

9.12	The Warranties, and any Claim shall be subject to the limitations and other provisions set out in this agreement and schedule 5.

9.13	Nothing in this agreement, schedule 5 or in the Disclosure Letter shall qualify or limit the liability of any of the Sellers in relation to:
(a)	any of those Warranted Statements set out in paragraphs 1.3 (Ownership of the Shares), 1.12 (Insolvency), and 1.1 (a) and (b) (Capacity and consequences of sale) of schedule 4; or

(b)	any Claim attributable to a deliberate misrepresentation on the part of the Sellers.
EXCEPT THAT notwithstanding any provisions of this agreement to the contrary, any the maximum aggregate liability of the Sellers in respect of any and all Claims under this agreement (including the Sellers’ liability arising from the adjustment pursuant to clause 5) shall not exceed EUR 8,246,688 (in words: eight million two hundred and fourty six thousand six hundred and eighty eight euros); and

EXCEPT THAT notwithstanding any provisions of this agreement to the contrary, the liability of the Sellers in relation to any of those Warranted Statements set out in paragraphs

1.12 (Insolvency), and 1.1(a) and (b) (Capacity and consequences of sale) of schedule 4 shall terminate on the fourth anniversary of Completion.

Liability of the Sellers in relation to Warranted Statements other than as set out in subclauses (a) and (b) above and other Claims under 9.2 shall be limited in accordance with paragraph 3.1 of Schedule 5.

The Purchaser shall not have the right to make a Claim under clause 9.2 to the extent that provision is made for the matter in question, or its payment or discharge is reflected, in the Accounts or the Completion Statement or the adjustment pursuant to clause 5.
9.14	The Purchaser shall further not have the right to make a Claim to the extent that either:
(a)	it arises as a result only of a change in the legislation including but not limited to law of Taxation announced after the date of this agreement; or

(b)	it would not have arisen but for a change after Completion in GAAP and the accounting bases upon which the Company values its assets.
9.15	In case of a Claim other than for an adjustment pursuant to clause 5, the Sellers shall settle it at their option by:
(a)	a cash payment to the Purchaser; or

(b)	the transfer to the Purchaser of such number of the Consideration Shares as has a total value corresponding to the amount of Claim; as set forth in the Escrow Agreement; or

(c)	a combination of (a) and (b).
9.16	A transfer of Consideration Shares pursuant to clause 9.15 shall constitute a mutual set-off of the Sellers’ obligation to pay the amount of the Claim against the Purchaser’s obligation to pay for the Consideration Shares.
10.	PURCHASER’S WARRANTIES
10.1	The Purchaser represents and warrants to the Sellers that:
(a)	it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(c)	all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be);

(d)	the Consideration Shares will be legally and validly issued and shall be free of any Encumbrance;

(e)	the Purchaser is a corporation duly organized and validly existing under the laws of Spain and has all requisite corporate power to own its properties and carry on its business as now being conducted

(f)	there is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which questions the valid execution, delivery or performance by the Purchaser of its obligations under this agreement or any of the other documents referred to herein, or the consummation by the Purchaser of the transaction contemplated hereby; and

(g)	neither the execution of this agreement by the Purchaser nor the consummation or performance of the contemplated transaction by the Purchaser will give any person the right to prevent, delay, or otherwise interfere with the contemplated transaction pursuant to:
(i)	any provision of the Purchaser’s organizational documents;

(ii)	any resolution adopted by the board of directors or the shareholders of the Purchaser;

(iii)	any legal requirement or order to which the Purchaser may be subject; or

(iv)	any contract to which the Purchaser is a party or by which the Purchaser may be bound.
10.2	The Purchaser shall indemnify the Sellers against any Losses suffered by the Sellers arising from any of the Purchaser’s warranties which would be untrue or inaccurate.
11.	IMITIS
As soon as practicable after Completion and in any event before 30 June, 2009, the Sellers shall, in co-operation with the FrenchCo and other shareholders in IMITIS, use reasonable efforts to procure completion of the following steps:
(a)	IMITIS shall transfer to FrenchCo all of its contracts with employees, Existing Clinical Research Agreements, intellectual property rights and fixed and other assets, at a price to be mutually agreed by the French Seller and the Purchaser, such price to be as low as possible subject to applicable law and transfer pricing regulations;

(b)	all shareholder indebtedness owed by IMITIS to the FrenchCo or any persons related to it shall be waived;

(c)	other liabilities owed by IMITIS to third parties shall be settled at the expense of the Sellers, provided that such expense may be shared by the French Seller with other shareholders in IMITIS subject to their mutual agreement;

(d)	IMITIS shall enter into and complete winding-up/liquidation proceedings, provided that associated reasonable legal fees shall be borne by the FrenchCo. Any other costs or expenses shall be settled by the Sellers, provided that such costs or expenses may be shared by the French Seller subject to their mutual agreement.
11.2	All shareholder indebtedness owed by IMITIS to the FrenchCo and an amount of reasonable legal fees not exceeding EUR 5,000 and associated with the winding-up/liquidation proceedings of IMITIS as envisaged under clause 11.1(d) and all liabilities of IMITIS shall be ignored for the purposes of the calculation of the Actual Net Current Assets.
12.	PROTECTIVE COVENANTS
12.1	Each Seller covenants with the Purchaser and the SpanishCo and the Company that they shall not:
(a)	be concerned in any business carrying on business in Spain, which is competitive with the Business; or

(b)	except on behalf of the Company, canvass or solicit orders for services similar to those being provided by the Company at Completion from any person who is at Completion or has been at any time within 2 years prior to Completion a client of the Company; or

(c)	induce or attempt to induce any person who is at Completion a director or senior employee of the Company to leave the employment of the Company; or

(d)	employ or attempt to employ any person who is at Completion a director or senior employee of the Company; or

(e)	do or say anything which is harmful to the reputation of the Company (provided that this shall not prevent the Sellers from defending itself in any litigation with the Company, the Purchaser or the US Guarantor) or which may lead a person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all; or

(f)	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, the Company or to any of the employees, clients or suppliers of the Company (provided that this shall not prevent the Sellers from defending itself in any litigation with the Company, the Purchaser or the US Guarantor); or

(g)	use or (insofar as he/she can reasonably do so) allow to be used (except by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused with such a trade name.

12.2	Each Seller’s obligations arising from the protective covenants stated in subclauses 12.1(a) to 12.1(e) above shall lapse upon the expiration of a period of 24 months after Completion.
12.3	For the purposes of this clause:
(a)	a person is concerned in a business if he/she carries on the business as principal or agent or if:
(i)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, the Sellers and any person connected with that person or any Seller (the Investors) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and
(b)	references to a Group Company include its successors in business.
12.4	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.
12.5	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.
12.6	Notwithstanding any provision of this clause 12, the Sellers shall be entitled to carry on their activity as members professional associations connected with the business of the Company.
13.	ANNOUNCEMENTS
13.1	No party shall, and each party shall procure that no adviser or other person connected with any of them shall, make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion, without the other party’s prior approval which shall not be unreasonably withheld.
13.2	The Sellers shall also procure that the Group Company and advisers and other persons connected with the Sellers shall not make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter on or before Completion.
13.3	Nothing in this clause prevents any announcement being made with the written approval of the other parties, which shall not be unreasonably withheld or delayed.

14.	LIABILITY OF THE SELLERS
14.1	It is agreed and understood that the Sellers are and shall be jointly liable for any obligations under this agreement. Each Seller shall be so liable in proportion to the percentage of his/her shareholding interest in the Company as set opposite such Seller’s name in column (D) of Schedule 1.
14.2	Without prejudice to clause 18.1, with respect to any payments to be made by the Sellers to the Purchaser or to be received by the Sellers from the Purchaser or the US Guarantor (as applicable), each Seller shall make a payment or receive a payment (as applicable) of a sum equal to the percentage set against his/her name in column (D) of schedule 1.
14.3	The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.
15.	NOTICES
15.1	Any notice or other communication to be given under this agreement shall be in writing (which includes fax but not email) in English and must be delivered in person, or sent by recognised international courier service, by recorded delivery letter or by fax to the party to whom it is to be given as follows:
(a)	to any and all of the Sellers at the address of the Sellers’ Nominee at:

Mr. Jordi Naval Chamosa

C/ Guardería 3, 08017 Barcelona

Mr. José Manuel Más Benavente

Avenida Banús baja 10-14, 1º-3º, 08923 Santa Coloma de Gramenet

Mr. Ramón Santiago Banet Andujar

C/ Muntaner 121, 4º 2[a], 08036 Barcelona

Mr. Xavier Molina Figueras

C/ Riera de Tena, 38-40 Entlo 1[a], 08014 Barcelona

Ms. María Ester Ramírez Vázquez

Avenida Banús baja 10-14, 1º-3º, 08923 Santa Coloma de Gramenet

Marked for the attention of each Seller’s Nominee,
(b)	to the Purchaser at:

RPS SPAIN, S.L. C/ Ayala 66., Madrid Spain

with a copy at:

ReSearch Pharmaceutical Services Inc.

520 Virginia Drive Fort Washington, PA 19034 USA

Fax: +1 484-533-2018 and with a copy to Allen & Overy Praha, Advokátní kancelář

V Celnici 4 Prague 1, 110 00, Czech Republic

Fax: + 420 222 107 107

Marked for the attention of the managing partner

(c)	to the US Guarantor at:

ReSearch Pharmaceutical Services Inc.

520 Virginia Drive Fort Washington, PA 19034 USA

Fax: +1 484-533-2018

Marked for the attention of Dan Perlman and Steve Bell,

with a copy to the US Guarantor’s counsel Allen & Overy Praha, Advokátní kancelář

V Celnici 4 Prague 1, 110 00, Czech Republic

Fax: + 420 222 107 107

Marked for the attention of the managing partner
or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause.
15.2	Any notice or other communication shall be deemed to have been given:
(a)	if delivered by hand or courier, at the time of delivery;

(b)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission, provided that a copy of the fax is sent by recorded delivery letter with acknowledgment of receipt within two (2) Business Days; and

(c)	if sent by recorded delivery letter with acknowledgment of receipt on the date on which it is received within eight (8) calendar days after the registered letter is presented for the first time at the address of the receiving party.
15.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the fax was properly addressed and transmitted, as the case may be.
15.4	This clause shall not apply in relation to the service of any summons, notice, order, judgment or other judicial document relating to or in connection with any proceedings, suit or legal action arising out of or in connection with this agreement.
16.	FURTHER ASSURANCES
16.1	On or after Completion each Seller shall, at his/her own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement and the other Transaction Documents.
16.2	In relation to each Group Company, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the other Transaction Documents.
17.	ASSIGNMENTS
17.1	The Purchaser may freely assign the benefit of this agreement and any other Transaction Document to a wholly owned subsidiary of the US Guarantor without the approval of the Sellers and if it does so:
(a)	the assignee may enforce the obligations on the part of the Sellers under this agreement and under any other Transaction Document as if it had been named in this agreement and any other Transaction Document as the Purchaser;

(b)	as between the Sellers and the Purchaser, the Sellers may nevertheless enforce this agreement and any other Transaction Document against the Purchaser and the US Guarantor as if the assignment had not occurred;

(c)	the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Sellers (or any of them) under this agreement or any other Transaction Document; and

(d)	the Purchaser shall remain jointly and severally liable with the assignee.
17.2	Except as permitted by this clause, none of the rights or obligations under this agreement or any other Transaction Document may be assigned or transferred without the prior written consent of the Sellers and the Purchaser.
18.	PAYMENTS
18.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement (including any payment by the US Guarantor)

shall be made in Euro by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. Any payment to any of the Sellers hereunder shall be made to the account of the Sellers’ Nominee at:

Account name:	Jordi Naval Chamosa [ ]

Account name:	Ramón Banet Andujar [ ]

Account name:	Jose Manuel Más Benavente [ ]

Account name:	Xavier Molina Figueras [ ]

Account name:	Esther Ramírez Vázquez [ ]
or such other account as the Sellers’ Nominee shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment.
18.2	If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of LIBOR plus 2 per cent, which interest shall accrue from day to day and be compounded monthly.
18.3	If any Seller or the Purchaser, as the case may be, is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such Seller or the Purchaser, as the case may be, shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser or such Seller, as the case may be, of such additional amount as shall be required to ensure that the net amount received by the Purchaser or such Seller, as the case may be, will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
18.4	Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this agreement any sum due to it under the provisions of clause 9. This right shall not be assignable by the Purchaser to a third party without the Sellers’ consent, except as a part of an assignment pursuant to clause 17.1.
18.5	Unless provided otherwise in this agreement, any payment under this agreement shall be made in euros. For the purpose of USD/EUR conversion under this agreement, the applicable USD/EUR rate shall be the nominal effective exchange rate quoted by the European Central Bank at the date of the relevant Claim Notice in case of a Claim and in other cases the due date for making the relevant payment.
19.	GENERAL
19.1	Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

19.2	Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. Registration duties or similar levies that may become payable as a result of this agreement or the transfer of the Shares pursuant thereto shall be borne by the Purchaser.

19.3	This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as original signatures.

19.4	In order to comply with the Spanish formalities and in order to effectively transfer the Shares, the parties shall also execute a short form agreement in the Agreed Form. Such short form agreement shall be understood and interpreted in accordance with this agreement.

19.5	The rights of each party under this agreement:
(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.
Subject to the exercise of the Purchaser’s rights within the time limits set out in clause 9 above, delay in exercising or non-exercise of any such right is not a waiver of that right.
20.	WHOLE AGREEMENT
20.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.
20.2	Each party acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this subclause 20.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
20.3	Subject to clause 9.13 and schedule 5, nothing in this clause limits or excludes any liability for deliberate misrepresentation.
21.	GUARANTEES
21.1	The US Guarantor hereby irrevocably guarantees to the Sellers the fulfilment of all of the Purchaser’s obligations under this agreement, should the Purchaser not fulfil them when due.

21.2	The obligations of the US Guarantor under this clause 21 shall survive termination of this agreement (a) as to any obligations of the Sellers or the Purchaser (as relevant) which survive termination of this agreement, and (b) as to any obligations of the Sellers or the Purchaser (as relevant) which remained unsatisfied as of the termination of this agreement.

21.3	The US Guarantor hereby represents and warrants to the Sellers that
(a)	the US Guarantor has the power to execute this agreement and validly perform its obligations hereunder;

(b)	the US Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America;

(c)	the execution, delivery and performance by the US Guarantor of its obligations under this agreement do not violate or conflict with any of the terms or provisions of the certificate of incorporation or by-laws of the US Guarantor;

(d)	the execution, delivery and performance of this agreement and the other documents contemplated hereby are within the corporate power and authority of the US Guarantor, have been duly authorized by all necessary corporate action on the part of the US Guarantor and constitute a valid and binding agreements for the US Guarantor, enforceable against it in accordance with its terms;

(e)	there is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of the US Guarantor, threatened against the US Guarantor, which questions the valid execution, delivery or performance by the US Guarantor of its obligations under this agreement or any of the other documents referred to herein, or the consummation by the US Guarantor of the transaction contemplated hereby.

(f)	the US Guarantor has filed or furnished, as applicable, all required registration statements, prospectuses, reports, schedules, forms,

statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished, as applicable, by it with the US Securities and Exchange Commission (the SEC) since December 1, 2007. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the SEC Reports. As of their respective dates, the SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the US Securities Act of 1933, as amended, or the US Securities Exchange Act of 1934, as amended (the Exchange Act), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of US Guarantor’s subsidiaries is required to file any forms, reports or other documents with the SEC;
(g)	the financial statements of the US Guarantor included in the SEC Reports, as of their respective dates, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (US GAAP) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the US Guarantor and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments);

(h)	the US Guarantor has no material liabilities of the type required by US GAAP to be reported in a balance sheet included in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K other than (i) those required to be set forth or adequately provided for in the balance sheet included in the US Guarantor’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Balance Sheet”), or (ii) those incurred in the ordinary course of business since the date of the Balance Sheet, consistent with past practices;

(i)	Except as disclosed in the SEC Reports, since the date of the most recent unaudited financial statements included in the SEC Reports and through the date of this agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the US Guarantor’s capital stock, (ii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, the US Guarantor, (iii) any material change in any method of accounting or accounting practice by the US Guarantor except for any such change required by a change in US GAAP, or (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock..
21.4	The US Guarantor covenants and agrees that it shall not cancel the trading of its common stock on AIM prior to December 31, 2008.

21.5	The US Guarantor shall indemnify the Sellers against any Losses suffered by the Sellers resulting from any of the US Guarantor’s warranties being untrue or inaccurate.
22.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Spanish law.
23.	DISPUTE RESOLUTION

All disputes arising out of or in connection with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator, if the dispute involves an amount of less than EUR 500,000, and by three arbitrators, if the dispute involves an amount of EUR 500,000 or more, to be appointed in accordance with those Rules. The place of arbitration shall be Geneva, Switzerland and the language of proceedings shall be English, except that this shall not require the translation into English language of relevant documentary evidence.
24.	LANGUAGE

Subject to clause 23 above, the language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands or requests to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless another language is used in this agreement or the document or communication is a statutory or other official document or communication, in which case that other language shall prevail.
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1
THE SELLERS

			(D)		(F)
(A)		(C)	Percentage of	(E)	Number of
Name and address of	(B)	Number of Shares in	shareholding in the	Cash Consideration	Consideration
Seller[1]	Company:	the Company:	Company	(EUR)	Shares

Jordi Naval Chamosa	INFOCIENCIA SL	5,340	29.667%	733,955.41	416,774

Ramon Santiago Banet Andujar	INFOCIENCIA SL	5,340	29.667%	733,955.41	416,774

José Manuel Más Benavente	INFOCIENCIA SL	5,340	29.667%	733,955.41	416,774

Xavier Molina Figueras	INFOCIENCIA SL	1,440	8.000%	197,920.56	112,388

María Esther Ramirez Vázquez	INFOCIENCIA SL	540	3.000%	74,220.21	42,146

[1]	For these purposes, the address of all the Sellers is Balmes 86, Barcelona (Spain).

SCHEDULE 2
GROUP COMPANIES
PART 1
COMPANIES

Company name:	INFOCIENCIA S.L.
Registered number:	B-61832036
Registered office:	Balmes 86, Barcelona (Spain)
Date and place of incorporation:	17 December 1998, Barcelona (Spain)
Directors:	Jordi Naval Chamosa (Chairman and Managing Director), José Manuel Más Benavente (Managing Director) and Ramon Santiago Banet Andujar (Managing Director).

Secretary:	José Manuel Más Benavente
VAT number:	B-61832036
Accounting reference date:	31 December
Auditors:	N/A
Authorised capital:	EUR 18,000
Issued capital:	EUR 18,000

Company name:	INFOCIENCIA CLINICAL RESEARCH SL
Registered number:	B-62604939
Registered office:	Balmes 86, Barcelona (Spain)
Date and place of incorporation:	13 June 2001, Barcelona (Spain)
Directors:	Jordi Naval Chamosa (Chairman andManaging Director), José Manuel Más Benavente (Managing Director), Ramon Santiago Banet Andujar (Managing Director) and Xavier Molina Figueras (Managing Director).

Secretary:	José Manuel Más Benavente
VAT number:	B-62604939
Accounting reference date:	31 December
Auditors:	N/A
Authorised capital:	EUR 18,000
Issued capital:	EUR 18,000

PART 2
IMITIS

Company name:	IMITIS SAS
Registered number:	498 218 908 R.C.S. Nanterre
Registered office:	60 Rue Carnot, 92100 Boulogne Billancourt
Date and place of incorporation:	30 May 2007, France
Directors:
Secretary:
Accounting reference date:
Auditors:
Authorised capital:
Issued capital:
Shareholders:	IMEREM Institut für medizinisches
Forschungsmanagement und Biometrie GmbH
INFOCIENCIA S.L.
M&M Clinical Research Enterprise
THERAPHARM RECHERCHES TH.R.

SCHEDULE 3
LEASEHOLD PROPERTIES

Description:	Office located at calle Balmes 86 (ground floor), Barcelona.
Date of and parties to lease:	17 July 2007. Fincas Simeon GPI (lessor) and Spain CRO 1 (lessee)
Term:	5 years from 17 July 2007
Present rent:	EUR 1,100 per month
Next rent review:	To be updated annually in accordance with the RPI (Retail Price Index)
Present use:	Office

Description:	Office located at calle Balmes 86 (second floor), Barcelona.
Parties to lease:	Fincas Simeon GPI (lessor) and Spain CRO 1 (lessee)
Term:	Expiry date 19 November 2013
Present rent:	EUR 1,250 per month
Next rent review:	To be updated annually in accordance with the RPI (Retail Price Index)
Present use:	Office

Description:	Office located at calle Balmes 86 (principal premise), Barcelona.
Date of and parties to lease:	10 July 2000. Mr. Josep María Mascaró Ballester (lessor) and Spain CRO 2 (lessee)
Term:	10 years from 10 July 2000
Present rent:	EUR 1,141.92 per month
Next rent review:	To be updated annually in accordance with the RPI (Retail Price Index)
Present use:	Office

Description:	Office located at calle Balmes 86 (third floor), Barcelona.
Date of and parties to lease:	2 February 2005. Fincas Simeon GPI (lessor) and Spain CRO 2 (lessee)
Term:	8 years from 2 February 2005
Present rent:	EUR 900 per month
Next rent review:	To be increased by 10%.
Present use:	Office

Description:	Office located at calle Santa Rosalía 83-85, low floor, Barcelona.
Date of and parties to lease:	22 November 2006. Ms. Sacramento López Ruiz (lessor) and Spain CRO 2 (lessee)
Term:	3 years from 22 November 2006
Present rent:	EUR 300 per month

Next rent review:	To be updated annually in accordance with the RPI (Retail Price Index).
Present use:	Storage facility

Description:	Office located at calle Segre 29, first floor C, Madrid.
Date of and parties to lease:	10 May 2006. Estero de la Montaña, S.L. (lessor) and Spain CRO 2 (lessee)
Term:	5 years from 10 May 2006
Present rent:	EUR 2,400 per month
Next rent review:	To be updated annually in accordance with the RPI (Retail Price Index)
Present use:	Office

SCHEDULE 4
WARRANTIES
1.	GENERAL

1.1	Capacity and consequences of sale

(a)	Each Seller has the requisite capacity, power and authority to execute and deliver this agreement and each of the other Transaction Documents and to perform his/her obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

(b)	Each of the other Transaction Documents to which any Seller is or will be a party will, when executed, constitute legal, valid and binding obligations of that Seller in accordance with its terms.

(c)	The execution and delivery by each Seller of this agreement and of each of the other Transaction Documents and the performance of the obligations of each Seller under it and each of them do not and will not:
(i)	conflict with or constitute a default under any provision of:
(A)	any agreement or instrument to which any Seller or any Group Company is a party; or

(B)	the constitutional documents of any Group Company; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Seller or any Group Company is bound; or
(ii)	relieve any other party to a contract with the concerned Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

(iii)	result in the creation or imposition of any Encumbrance on any of the Shares or any of the property or assets of any Group Company.
(d)	All consents or authorisations from, and notices or filings, other than those relating to issuance and offer of the Consideration Shares, with, governmental or other authority (other than anti-trust authorities) or any other third person that are necessary to enable each Seller to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

(e)	The execution, delivery and performance by the Sellers of this agreement does not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in violation of any authorisation, consent, approval, exemption or other action by or declaration or notice to any third person pursuant to any laws or agreements to which the Sellers or the Group Company are subject.

1.2	Recitals and schedules

(a)	The particulars relating to the Group Companies and the Properties set out in the recitals and the schedules to this agreement are true and accurate.

(b)	All information supplied by the Sellers to the Purchaser or its agents and advisers is accurate and complete in all material respects.

1.3	Ownership of the Shares

(a)	The shares, details of which are set out opposite “issued capital” in schedule 2, constitute the whole of the issued share capital of the relevant Group Company and are fully paid up.

(b)	The Sellers are the sole owners of the Shares in the Company as specified in Schedule 1 and have full power, right and authority to transfer such Shares to the Purchaser.

(c)	No person is entitled or has claimed to be entitled to require any Group Company to issue any share or loan capital either now or at any future date whether contingently or not.

(d)	There is no Encumbrance on, over or affecting any of the Shares and no person has claimed to be entitled to any such Encumbrance.

1.4	Subsidiaries and associations

(a)	The Company holds a 100% shareholding in SpanishCo free from any Encumbrances.

(b)	SpanishCo holds a 20% shareholding in IMITIS free from any Encumbrance.

(c)	IMITIS has been duly incorporated and properly formed and is validly existing under French law.

(d)	other than as set out in the Disclosure Letter, IMITIS holds no assets, has no employees, is not a party to any Clinical Trials Agreements or any other agreement and conducts no business and has no liabilities.

(e)	The Company:
(i)	does not hold nor beneficially own nor has agreed to acquire any securities of any other company other than SpanishCo; or

(ii)	is not, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).
(f)	SpanishCo:
(i)	does not hold nor beneficially own nor has agreed to acquire any securities of any other company other than IMITIS; or

(ii)	is not, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).
(g)	Other than as set out in the Disclosure Letter, IMITIS has no other outstanding indebtedness owing from IMITIS to the Sellers, SpanishCo or any person connected with the Sellers.

1.5	Sellers’ other interests

None of the Sellers nor any person connected with any Seller is concerned in any business which is competitive with the business of any Group Company.

1.6	Constitutional documents, statutory books and returns

(a)	Each Group Company has been duly incorporated and properly formed and is validly existing under the respective law.

(b)	The copy of the by-laws is accurate in all material respects and has annexed or incorporated copies of all resolutions or agreements required by applicable laws to be so annexed or incorporated.

(c)	The register of members and other statutory books and registers of each Group Company have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

(d)	All returns, particulars, resolutions and other documents which a Group Company is required by law to file with or deliver to the registrar of companies or his equivalent have been correctly made up in all material respects and duly filed or delivered.

1.7	Licences and consents

Each Group Company has, and has at all times in all material respects complied with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to own and operate its assets and to carry on its business as it does at present and no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them.

1.8	Compliance with laws

No Group Company, nor any of the officers, or to the best of the Sellers’ knowledge employees of any Group Company (during the course of his duties), has done or omitted to do anything material which is a contravention of any law, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of any Group Company and no claims have been received in respect of such matter.

1.9	Litigation

(a)	No Group Company is engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings threatened in writing by or against any Group Company.

(b)	So far as the Sellers are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Group Company.

(c)	No Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

1.10	Ownership of assets

(a)	At the Accounts Date all the assets included in the Accounts were owned by the relevant Group Company and full and accurate particulars of all fixed assets acquired or agreed to be acquired by any Group Company since the Accounts Date are set out in the Disclosure Letter.

(b)	Except for current assets offered for sale or sold in the ordinary course of business, no Group Company has since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.

(c)	None of the property, assets, goodwill of any Group Company is subject to any Encumbrance.

(d)	The assets of each Group Company comprise all the assets necessary for the continuation of its business as carried on at the date of this agreement.

1.11	Vulnerable prior transactions

There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by any Group Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

1.12	Insolvency

(a)	For the purposes of this paragraph, Insolvency Proceedings means any form of bankruptcy, liquidation, receivership, administration, or scheme with creditors, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

(b)	No Group Company or any part of its assets is subject to any Insolvency Proceedings.

(c)	No Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

(d)	There are no circumstances which require or would enable any Insolvency Proceedings to be initiated which would be reasonably likely to be successful in respect of any Group Company or any part of its assets or undertaking of any Group Company.

(e)	There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings pending on the date of this agreement in relation to any Group Company or any person with whom any Group Company has dealt or any of its assets or undertaking (whether or not such proceedings have commenced) whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or Paulian actions or similar concepts or legal principles.

1.13	Environmental matters

(a)	In this paragraph:
(i)	Dangerous Substance means any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);
(ii)	Environment means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;

(iii)	Environmental Law means any and all applicable laws and regulations, judgments, orders and decisions concerning the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance;

(iv)	Regulatory Authority means any governmental authority, agency, or any other court having jurisdiction over the concerned Group Company in respect of any Environmental Law;

(v)	Relevant Property means any property or part thereof now or previously owned, leased, occupied or controlled by any Group Company;
(b)	Neither any Seller nor any Group Company has received any notice or other communication from which it appears that any Group Company has been, is or may be in violation of any Environmental Law.

(c)	No Dangerous Substance has been used, disposed of, stored, transported, or emitted at, on, from or under any Relevant Property nor has any Group Company or any other person or entity for which a Group Company can be liable, disposed of, stored, transported, or emitted any Dangerous Substance at, on, from or under any other place.

(d)	A copy of all environmental or health and safety assessments, audits, reviews or investigations, whether in draft or final form, which concern in whole or in part (directly or indirectly) the current or previous operations of any Group Company or any matter relating to the Environment at any Relevant Property and which are in the possession or control of any Seller or any Group Company, are set out in or annexed to the Disclosure Letter.

(e)	No Group Company will be responsible (wholly or in part) for the performance of any injunction by a Regulatory Authority or any court decision for any clean up or other corrective action in relation to any Relevant Property or is subject to any investigation or inquiry by any Regulatory Authority at any Relevant Property.

(f)	Neither the Sellers, nor any Group Company, has ever stored waste on, treated waste at or transported waste onto any Relevant Property.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts
             The Accounts:
(i)	have been prepared in accordance with Spanish GAAP and the applicable law and regulations;

(ii)	when legally required have been audited by a certified auditor who has rendered an auditor’s certificate without qualification;

(iii)	correctly state the assets and liabilities of the Group Companies and give a true, accurate and complete view of the state of affairs of the Group Companies as at the Accounts Date and of the profit or loss of the Group Companies for the period ended on the Accounts Date or (as the case may be) in respect of the periods for which they were prepared;

(iv)	contain in accordance with Spanish GAAP either provisions adequate to cover all Taxation and other liabilities of the Group Companies as at the Accounts Date; and

(v)	have been duly filed in accordance with applicable law.
2.2	Valuation of work in progress and fixed assets

(a)	The Accounts have been prepared applying and adopting the same policies, methods and procedures as were applied and adopted in the Group Companies’ accounts for the financial period ending 31 December 2006.

(b)	In the Accounts there are adequate provisions in accordance with Spanish GAAP for any losses in respect of ongoing projects and/or work in progress to the extent that such losses shall be reasonably determined.

2.3	Trade receivables

(a)	Trade receivables included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts less any provisions for bad and doubtful debts included in the Accounts.

(b)	To the best of the Sellers’ knowledge, any debt owing to any Group Company at the date of this agreement (other than the debts included in the Accounts) will in the ordinary course of collection realise its nominal amount less any provisions for bad and doubtful debts included in the Accounts.

2.4	Books and records

All accounts, books, ledgers and other financial records of each Group Company have been properly maintained in all material respects and give a true and accurate view of the matters which ought to appear in them and where required by law have been duly filed.

2.5	Position since Accounts Date

Since the Accounts Date:

(a)	each Group Company has conducted its business in the ordinary course of business;

(b)	no Group Company has entered into any contract not in the ordinary course of business;

(c)	there has been no material deterioration in the turnover, the trading performance, the financial position of any Group Company;

(d)	each Group Company has paid its creditors within the times agreed with them;

(e)	no asset of a value or price in excess of EUR 50,000 has been acquired or disposed of or agreed to be acquired or disposed of by any Group Company on the fixed assets account, and no contract involving expenditure by it on the fixed assets account in excess of EUR 50,000 in total has been entered into by any Group Company;

(f)	no dividend or other distribution of profits or assets nor any bonus or similar payments to the Sellers has been declared, made or paid by any Group Company other than as set out in Part 4 of schedule 7;

(g)	no resolution of any Group Company in a shareholder meeting has been passed (including, in particular but without limitation to, a resolution to issue share capital) other than normal resolutions in the annual shareholders meeting;

(h)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of any Group Company prior to the normal maturity date;

(i)	no Group Company has made any payment or incurred any liability to the Sellers except in the ordinary course of business on normal commercial terms; and

(j)	no fixed asset of any Group Company has been re-valued.
2.6	Dividends and distributions

All dividends or other distributions of profits or assets declared, made or paid, have been declared, made and paid in accordance with law and its constitutional documents.

2.7	Borrowings, loan capital and guarantees

(a)	Except as disclosed in the Accounts and in the Disclosure Letter, no Group Company has outstanding any loan capital or any money borrowed, including money raised by acceptances or debt factoring, or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity given in respect of a third party’s liability.

(b)	The total amount borrowed by each Group Company does not exceed (i) any limitation on borrowing contained in its constitutional documents or (ii) any limitation in any contract or arrangement to which it is a party (including its overdraft facilities).

2.8	Government grants

No Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.9	Loans

No Group Company has lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future, actual or contingent) other than loans stated in the Accounts or in the Disclosure Letter and included in Required Net Current Assets.

2.10	Shareholder Debt

As contemplated in clause 8, the Shareholder Debt has been agreed by the parties and set out in schedule 7 Part 4. There is no other outstanding indebtedness owing from a Group Company to any Seller or any person connected with any Seller. There are no amounts owed to the Company by the Sellers or any person connected with the Sellers.

3.	COMMERCIAL

3.1	Clients

The Disclosure Letter contains a complete and accurate list of clients of each Group Company in respect of each of which during the two financial years immediately preceding the Accounts Date a volume in excess of 5 per cent of the annual turnover was realised.

3.2	Contracts and outstanding offers

(a)	Each Group Company has observed and performed all material respects the terms and conditions on its part to be observed and performed under each of the contracts to which it is a party.

(b)	No Group Company will be required after the date of this agreement to undertake any work or supply any services, except on normal commercial terms under a contract entered into on or before the date of this agreement.

(c)	No offer, tender or the like which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of the business of that Group Company.

3.3	Material contracts

(a)	The Disclosure Letter contains a complete and accurate list of all Clinical Trials Agreements and all contracts, arrangements, or obligations (a) to which any Group Company is a party and (b) which:
(i)	is of a value of more than 10 per cent of the turnover of the Company expected by the Seller for the current financial year or is for a term 3 years or more from its effective date; or

(ii)	is not in the ordinary course of the relevant Group Company’s business; or

(iii)	is expected by the Sellers to result in a loss to any Group Company on completion of performance; or

(iv)	is of an onerous nature or cannot be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money or effort; or

(v)	involves the supply of services the aggregate value of which will represent in excess of 10% of the turnover of the relevant Group Company expected by the Sellers for the current financial year; or

(vi)	requires payment of any sum by any Group Company in any currency other than Euro; or

(vii)	is for the provision of management or similar services to any Group Company and which is not terminable by that Group Company on less than three months’ notice without compensation,
(together the Material Contracts),

(b)	No Group Company has received any notice of default under any of its Material Agreements.

3.4	Agencies etc.

No Group Company is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

3.5	Confidential information

To the best of the Sellers’ knowledge, neither any Group Company nor any predecessor in business of any Group Company has during the two years prior to the date of this agreement (except (A) in the normal and proper course of a Group Company’s day-to-day business or (B) to a Group Company’s professional advisers or (C) as required by law and regulations or to obey a court order or to defend itself in any litigation proceedings or the like) disclosed to any person other than the Purchaser:
(i)	any of the secret or confidential information or property of any Group Company, including any financial information, plan, statistics, document, file, client list, marketing information, records or papers; or

(ii)	any other information relating to any Group Company’s business or affairs the disclosure of which might or could cause loss or damage to or adversely affect any Group Company; or

(iii)	any secret or confidential information relating to any customer, client, employee or agent of any Group Company or to any other person who has or has had any dealings with any Group Company.
3.6	Intellectual property

(a)	No activities of any Group Company (or of any licensee under any licence granted by a Group Company) infringe or are likely to infringe any Intellectual Property Right of any third party and no claim has been made against any Group Company or any such licensee in respect of such infringement.

(b)	Full and accurate particulars of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by any Group Company are set out in the Disclosure Letter. Each such Intellectual Property Right is legally and beneficially owned, free from any Encumbrance, solely by the Group Company identified in the Disclosure Letter as its owner.

(c)	Full and accurate particulars of or, in the case of a document, a copy of all licence and other agreements relating to any Intellectual Property Right to which any Group Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by any Group Company are set out in or annexed to the Disclosure Letter. No Group Company is in material breach of any such agreement and, to the best of the Sellers’ knowledge, no third party is in material breach of any such agreement.

(d)	All the Intellectual Property Rights referred to in subparagraph 3.6(b) above and all the agreements referred to in subparagraph 3.6(c) above are valid and subsisting and nothing material has been done or omitted to be done by any Group Company, and, so far as the Sellers are aware, nothing material has been done or omitted to be done by any third party, which would materially jeopardise the validity or subsistence of any of such Intellectual Property Rights or of any of such agreements. None of such Intellectual Property Rights or agreements is subject to or contains any restriction which adversely affects any Group Company’s ability to use it for the purpose of its business.

(e)	Each Group Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this agreement. None of such Intellectual Property Rights nor any Group Company’s ability to use any of such Intellectual Property Rights will be affected by the execution and completion of this agreement and acquisition, direct or indirect, of the Shares by the Purchaser.

(f)	To the best of the Sellers’ knowledge there has been no unauthorised use by any person of any Intellectual Property Right or confidential information of any Group Company.

3.7	Equipment

Each item of equipment of each Group Company, owned or used by it:
(a)	is in good repair and condition (subject to fair wear and tear);

(b)	is in satisfactory working order; and

(c)	has been properly serviced and maintained.
3.8	Insurance

(a)	All the assets and undertaking of each Group Company of an insurable nature (including the Properties) are and have at all material times been insured in amounts representing their full replacement or reinstatement value against risks normally insured in Spain by persons carrying on in Spain the same classes of business as those carried on by that Group Company and each Group Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss and other risks normally covered by insurance as well as any liabilities that may arise under any Past Agreement.

(b)	A copy of each of the insurance policies effected in whole or in part for the benefit of any Group Company and current as at the date of this agreement are set out in or annexed to the Disclosure Letter.

(c)	All such insurance policies are currently valid and in full force and effect, will remain valid and in force upon Completion and nothing material has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could make any such policy void or voidable in whole or in part and there is no claim outstanding under any such policy or event that may gave rise to a claim by a third party.

(d)	Each Group Company has, and has had, all insurances required by applicable law.

(e)	No insurance policies under which any Group Company claims have been made, or could in future be made, contain any relevant change of control or other relevant cancellation or price increase clause.

3.9	Data and records

(a)	For the purposes of this paragraph, Data Protection Legislation means applicable laws and regulations in Spain concerning the protection and/or processing of personal data.

(b)	All the records and all data and information of each Group Company are recorded, stored, maintained, operated or otherwise held exclusively by one or more Group Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of one or more Group Company. No Group Company has disclosed to any third party any such records, data or information, except for compliance with legal obligations. In case any Group Company has disclosed such records, data or information to any third party, it has complied with all the provisions stated in the Data Protection Legislation.

(c)	Each Group Company has complied in all material respects with all relevant requirements of Data Protection Legislation, including:
(i)	the data protection principles established in that legislation;

(ii)	requests from data subjects for access to data held by it; and

(iii)	the requirements relating to the notification by data controllers to the relevant data protection regulator of their processing of personal data.
(d)	No Group Company has received any notice from any data protection regulator in any jurisdiction, a data controller or a data subject alleging non-compliance with any Data Protection Legislation (including data protection principles), requiring a Group Company to change or delete any data or prohibiting any transfer of data.

(e)	No individual has claimed compensation in writing from any Group Company under any Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.

3.10	Business names

Each Group Company carries on business under its own corporate name and under the IMITIS name and not any other name.

3.11	Powers of attorney

No Group Company has granted any power of attorney or similar authority which remains in force.

3.12	Systems compliance

(a)	For the purposes of this paragraph, Systems means all the software, hardware and technology that are material to any Group Company in connection with the operation of its business as currently conducted.

(b)	No Group Company or, to the best of the Sellers’ knowledge, any third party, is in material breach of any material agreement relating to the Systems to which any Group Company is a party.

(c)	A Group Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. The Systems and each Group Company’s ability to use all or any part of the Systems will not be affected by the execution and completion of this agreement or acquisition, direct or indirect, of the Shares by the Purchaser.

(d)	The Systems have been maintained in accordance with the manufacturer’s instructions. There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the two year period ended on the date of this agreement which have had a material adverse effect on the operations of a Group Company.

4.	TAXATION

4.1	General

(a)	All Taxation of any nature whatsoever for which any Group Company is liable and which has fallen due for payment has been duly paid.

(b)	All notices, computations and returns which ought to have been given or made, have been properly and duly submitted by each Group Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company, have been duly kept and are available for inspection at the premises of the relevant Group Company.

(c)	No Group Company has asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation.

(d)	All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made and are not likely to be disputed by any Taxation authority.

(e)	The amount of Taxation chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession or agreement with any Taxation Authority (not being a concession or agreement available to companies generally). No Group Company is subject to a special regime in respect of Taxation.

(f)	No Group Company within the statutory limitation period in each relevant jurisdiction has paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(g)	No Group Company within the past twelve months has been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and neither the Sellers nor any Group Company are aware of any such investigation, audit or visit planned for the next twelve months.

4.2	Payments

All rents, interest and other amounts paid or payable by any Group Company in the period since the Accounts Date, or for which there is a subsisting obligation for any Group Company to pay in the future, are or will be wholly allowable as deductions or charges in computing the income of that Group Company for Taxation purposes.

4.3	Deductions and withholdings

(a)	Each Group Company has made all deductions in respect, or in account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(b)	No Group Company has received any notice from any Taxation Authority which required or will require any of them to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority).

4.4	Depreciation and tax bases

The Seller does not anticipate any challenge to be made to the Company’s treatment of depreciation of any asset for Taxation purposes.

4.5	Capital gains

No Group Company has disposed of or acquired any assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

4.6	Tax grouping

(a)	No Group Company has, nor at any time in the past has had, its tax affairs dealt with on a consolidated basis nor have any of them entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses, except as set out in the Disclosure Letter which gives full details of any such arrangement that any Group Company has entered into. Such details include a list with registered names and particulars of any companies or entities which at any time have participated or are currently participating in such arrangement as well as full details explaining the scope of the arrangement.

(b)	Except as provided in the Accounts, no Group Company is, or will be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts Date under any arrangements referred to in sub-paragraph 4.7(a) above.

4.7	Completion

No charge to Taxation will arise on any Group Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of the agreement.

4.8	Tax Residence

No Group Company is treated for any Taxation purpose as resident in a country other than the country of its registered seat and no Group Company has, or has had in the past a branch, agency or permanent establishment in a country other than the country of its registered seat.

4.9	Secondary liability

No Group Company is and or will become liable to Taxation chargeable primarily on any other person, body of persons, entity or company.

4.10	Transfer pricing

No transactions involving a Group Company have taken place, or are in existence, which are not at arm’s length such that any provision relating to incorrect transfer pricing might be invoked by a relevant Taxation Authority.

4.11	Deemed income and gains

Except as provided in the Accounts, there has been no transaction to which a Group Company is a party that, for Taxation purposes, qualifies as a hidden distribution of profits, constructive dividend, or other taxable income or gain.

4.12	Value added tax

(a)	Each Group Company is duly registered for the purposes of VAT in its country of incorporation.

(b)	Each Group Company has complied with all statutory provisions, rules, regulations and orders concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. Each Group Company has taken all the appropriate measures and has made all the appropriate verifications, including notably with third parties, to secure its right to recoup VAT.

(c)	No Group Company has made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

4.13	Reorganisations and mergers

No Group Company has claimed or been granted exemptions from Taxation in connection with reorganisations or mergers during the current financial year or the previous five financial years. Reorganisations or mergers which take effect on or before Completion will not give rise to the assessment or payment of Taxation after Completion.

5.	PROPERTIES

5.1	General

(a)	At Completion, no Group Company will own any land, buildings or premises and will not have entered into any agreement, option or pre-emption to acquire any land, buildings or properties.

(b)	Each Group Company is fully and solely entitled to use as a tenant the relevant Leasehold Properties listed in Schedule 3 and is in exclusive occupation of the relevant Leasehold Property.

(c)	Each Property is used in compliance with all applicable planning and building regulations.

5.2	Leases

(a)	In relation to each Leasehold Property, all consents necessary to the grant of that lease were obtained.

(b)	The terms of the lease under which each Leasehold Property is held (each being a Lease) are such as would normally be found in a lease of the same type as the Lease and, there are no outstanding rent reviews.

(c)	Each Lease complies with all applicable laws and regulations, is in full force and effect and the relevant Group Company has in all material respects fully complied with its obligations under it.

(d)	No notice has been given or received under any Lease for breach of Lease which would allow termination of that Lease and there is no subsisting dispute between any Group Company and the reversioner in relation to any Lease.

5.3	Roads and services

The relevant Group Company has a permanent legal right free from onerous and unusual conditions to use all roads, footpaths, conduits and other facilities serving each Leasehold Property in the manner in which they are presently used.

5.4	Covenants

(a)	There is no covenant, restriction, burden or stipulation affecting any Leasehold Property which is of an onerous or unusual nature or which conflicts with its present use or materially affects its value.

(b)	To the best of Sellers’ knowledge, no material breach of any covenant which is contained in any Lease which would allow termination of that Lease is outstanding and the rent payable under each Lease has been paid up to date.

5.5	Disputes

(a)	There are no disputes regarding boundaries, rights, covenants or other matters relating to any Lease or any Leasehold Property or the use of that Leasehold Property.

(b)	No Leasehold Property is subject to rights of restitution of it in favour of any former owner with or without compensation.

5.6	Repair

All Leasehold Properties are in all material respects in good repair and in good condition and are in such state of repair and condition subject to fair wear and tear as to be substantially fit for the purpose for which they are at present used and do not contain any substance or material which is defective or a risk to health or safety.

6.	EMPLOYEES AND EMPLOYEE BENEFITS

6.1	Particulars disclosed

(a)	The list annexed to the Disclosure Letter contains names of all the employees of each Group Company and the particulars of their employment set out in that list are accurate and complete.

(b)	The terms and conditions of employment of all employees of each Group Company are in all material respects in accordance with the standard terms and conditions disclosed to the Purchaser, including any and all details about employee benefits and entitlements provided by law or collective bargaining agreements.

6.2	Employees and terms and conditions of employment

(a)	On Completion, no Group Company will employ or have any obligation to employ or have seconded to it any person other than the persons who have been disclosed pursuant to paragraph 6.1(a).

(b)	No employee of any of the Group Company has given, or has been given, notice of termination of his employment other than in the ordinary course of business.

(c)	Each Group Company has enacted all regulations required by applicable labour laws, including without limitation all regulations regarding its remuneration system, work rules and social benefits matters. Such regulations, as well as employment agreements to which the relevant Group Company is a party, comply in all material respects with all applicable laws. Each Group Company has paid all social security contributions over all emoluments of employment as provided by the applicable regulations, social prevision contributions and any other kind of costs or expenses to be paid by them under the applicable laws, relevant collective bargaining agreements or commitments. Each Group Company has at all times complied in all material respects with and continue to comply in all material respects with the laws and regulations that govern labour relationships including, but not limited to, the applicable collective bargaining agreements, agreements with workers’ representatives, applicable laws in relation to hiring temporary employees, hiring of employees through temporary employment companies and applicable regulations relating to equal treatment. Each Group Company has at all times complied in all material respects with laws relating overtime. Each Group Company has made all payments relating to salaries and payrolls due under labour contracts of employees and managers. All emoluments of employment are duly treated and have been duly treated as such, for labour, social security and tax purposes. Each Group Company fully complies with the applicable laws in relation to the subcontracting of employees and they have in relation to each of their former and actual officers, employees and managers complied in all material respects with all obligations imposed by Law 31/1995 on Labour Risk Prevention and related regulations.

(d)	No Group Company has signed top managers agreements (as defined in Royal Decree 1382/1985, of 1 August) with the executives of the Group Companies.

(e)	There is not term of employment for any employee of each Group Company which provides that a change of control entitles the employee to treat the change of control as amounting to breach of contract or entitling the employee to any payment or benefit whatsoever or to treat him/herself as redundant or otherwise dismissed or released from any obligation.

(f)	No Group Company has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee and no such sums have been paid (whether pursuant to a legal obligation or contract or ex gratia) since the Accounts Date.

(g)	Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any employee of any Group Company.

(h)	No Group Company has not made any loan or advance, or provided any financial assistance to any employee or past or prospective employee of the relevant Group Company, which is outstanding.

6.3	Disputes

(a)	Each Group Company has in all material respects complied with its obligations to applicants for employment, its employees and former employees, any relevant trade union, works council and employee representatives.

(b)	No claim in relation to any Group Company’s employees or former employees has been made against any Group Company or against any person whom any Group Company is liable to indemnify.

(c)	There is not, and during the three years preceding the date of this agreement there has not been, any collective labour dispute or industrial action affecting any Group Company.

(d)	No enquiry or investigation affecting any Group Company has been made or threatened by any governmental or regulatory body in respect of any act, event, omission or other matter arising out of or in connection with:
(i)	any application for employment by any person;

(ii)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any employee of the Group Company, and to the best of the Sellers’ knowledge there is no circumstance which may give rise to any such claim or investigation.

6.4	Benefits on retirement, death, disability or leaving employment

No Group Company has made any promises in respect of any benefits in relation to retirement, death, disability or termination of employment by/of any director or employee (or any spouse, child or dependant of any of them) of any Group Company, which go above the statutory requirements.

6.5	No bonus schemes

There is no scheme in operation by or in relation to any Group Company under which any employee or other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of a Group Company.

SCHEDULE 5
LIMITATIONS ON CLAIMS
1.	Exclusions

1.1	In addition to any other limitations set out in this agreement, the Sellers shall not be liable in respect of a Claim (i) for the indemnification under clause 9.2 to the extent that the matter or circumstance giving rise to that Claim was taken into account in the Accounts or the Completion Statement by way of an express and full provision; or (ii) to the extent that the matter or circumstance giving rise to a Claim in respect of the Warranties was fully and fairly disclosed in the Disclosure Letter.

1.2	The Sellers shall not be liable in respect of a Claim to the extent that the relevant liability would not have arisen but for:
(a)	a change in legislation, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Completion in GAAP and the accounting policies adopted by the Group Company.
1.3	The Sellers shall not be liable in respect of a Claim:
(a)	with respect to losses for taxes on the basis of any assessment which involves merely a delay in receiving a taxable income or in incurring deductible expenses, it being agreed that Sellers will pay to the Purchaser all fines, penalties or interest incurred by the Company as a result of the above delay; or

(b)	to the extent that losses (a) shall be reduced by the value of any net tax benefit or tax savings realized by the Purchaser or the Group Company as a result of the occurrence of the relevant losses suffered by the Group Company as the case may be or (b) shall be reduced by any payment obtained by the Purchaser or the Company in application of insurance policies or any other third party; or

(c)	with respect to any tax adjustment relating to a retrievable tax, except for all fines, penalties or interest incurred by the Company as a result of such tax adjustment; or

(d)	with respect to the value of the fixed assets as recorded in the Accounts or the Completion Statement; or

(e)	with respect to the unavailability of any tax loss carry forwards.
1.4	In order to avoid any double indemnification, the same Loss occurring as a result of breach of more than one representation and warranty shall only be indemnified once. A liability which has been taken into account in the Completion Statement shall not be claimed by the Purchaser again pursuant to other provisions of this agreement.

2.	Limits on claims

2.1	Subject to subparagraph 2.2, the Sellers shall not be liable in respect of any Claim made under clause 9.2 unless the amount of Compensation or other indemnification to which the Purchaser would, but for this subparagraph, be entitled as a result of that Claim is at least EUR 25,000.

2.2	If more than one Claim under clause 9.2 arises from, or is caused by, the same or similar matter, matters, circumstance or circumstances and the aggregate amount of Compensation or other indemnification to which the Purchaser would be entitled as a result of those Claims is equal to or exceeds the sum specified in subparagraph 2.1, subparagraph 2.1 shall not apply to any of those Claims.

2.3	The Sellers shall not be liable in respect of any Claim under clause 9.2 unless the amount of Compensation or other indemnification resulting from any and all such Claims (other than Claims disregarded under subparagraph 2.1) exceeds EUR 100,000 in which case the whole amount and not just the excess shall be paid by the Sellers.

2.4	For the avoidance of doubt, the provisions of this paragraph 2 shall not apply to a Claim for adjustment made under clause 5.

3.	Aggregate limit

3.1	Subject to subparagraph 3.2 and clause 9.13, stipulating a different limit for Claims attributable to a deliberate misrepresentation or Claims made with respect to the Warranted Statements set out in paragraphs 1.3 (Ownership of the Shares), 1.12 (Insolvency), and 1.1(a) and (b) (Capacity and consequences of sale) of schedule 4, the maximum aggregate liability of the Seller in respect of any and all Claims under 9.2 shall not exceed an amount equal to EUR 2,474,006 (in words: two million four hundred and seventy four thousand and six euros).

3.2	The maximum aggregate liability of the Sellers determined under subparagraph 3.1 shall be increased by the amount of any interest payable by any Seller in respect of any payment not made when due under this agreement.

4.	Time limits

Subject to clause 9.13, the liability of the Sellers in respect of the Warranties and the indemnification obligations set out in clause 9.2 shall terminate as follows:
(a)	in respect of any matter giving rise to a Claim for indemnification under clause 9.2(d) and (e), upon the date falling six months after the expiry of the relevant statutory limitation period which would apply to the Third Party Claim giving rise to such Claim;

(b)	in respect of any matter giving rise to a Claim for indemnification under clause 9.2 (c) or with respect of any matter giving rise to Claims with respect to those Warranted Statements set out in section 4 (Taxation) of schedule 4 or otherwise relating to Taxation, upon the date falling six months after the expiry of the relevant statutory limitation period which would apply vis a vis the relevant Taxation Authority to that matter; and

(c)	on the second anniversary of Completion in respect of all other Warranted Statements and Claims,

except in respect of any Claim of which a notice of a Claim is given to the Sellers pursuant to clause 9.6 before the relevant date.
5.	Assessment and payment of damages

Any payment made by the Sellers in respect of a Claim shall, to the extent possible, be deemed to be a reduction in the Consideration.

6.	Excess Recovery

6.1	This paragraph applies if:
(a)	the Sellers make a Compensation or other indemnification payment (excluding any interest on a late payment) in respect of a Claim (the Compensation Payment); and

(b)	within six months of the making of the relevant payment the Company or the Purchaser receives any sum which would not have been received but for the circumstance which gave rise to that Claim (the Third Party Sum);

(c)	the receipt of that the Third Party Sum was not taken into account in calculating the Compensation or other indemnification; and

(d)	the aggregate of the Third Party Sum and the Compensation Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Claim in question, such excess being the Excess Recovery.
If this paragraph applies, the Purchaser shall, promptly on receipt of the Third Party Sum by it or the Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Compensation Payment, after deducting (in either case) all costs incurred by the Purchaser or the Company in recovering the Third Party Sum and any taxation payable by the Purchaser or the Company by virtue of its receipt.

SCHEDULE 6
COMPLETION
PART 1
SELLERS’ OBLIGATIONS
At Completion the Sellers shall procure:
(a)	the execution of a Short Form Agreement before a Spanish Notary Public by the respective Sellers and the Purchaser effecting transfers in favour of the Purchaser or its nominee(s) of all Shares;

(b)	the delivery to the Purchaser of:
(i)	the public deeds evidencing each Seller’s ownership over the Shares in order for the Notary Public to record the transfer of the Shares in those public deeds;

(ii)	such waivers or consents as may be necessary to enable the Purchaser or its nominee(s) to become the registered holder of all the Shares;

(iii)	the certificate of incorporation and statutory books of the Company (i.e. book of shareholders and book of minutes of shareholders meeting and decisions by the board of directors);

(iv)	updated share registry and shareholder accounts of the Company;

(v)	the Service Agreements duly executed by the Company and each Seller;

(vi)	the letters of resignation of all board members of the Company, in each case acknowledging that he/she has no claim against the respective Group Company, whether for loss of office or otherwise; and

(vii)	the Share Escrow Agreement duly executed by each Seller.

PART 2
PURCHASER’S OBLIGATIONS
Subject to the Sellers having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall:
(a)	execute a Short Form Agreement before a Spanish Notary Public with the respective Sellers effecting transfers in favour of the Purchaser or its nominee(s) of all Shares;

(b)	make a payment by an irrevocable wire transfer in immediately available funds to each of the Sellers of that amount of the Cash Consideration set against his/her name in column (E) of Schedule 1;

(c)	fill and sign D1A form declaring the foreign investment with the Foreign Investment Registry of the Ministry of Tourism and Commerce;

(d)	transfer the Consideration Shares to the Sellers and deliver to the Sellers a certificate representing the Consideration Shares other than the Escrowed Shares;

(e)	deliver to the Sellers a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the US Guarantor authorising the execution of this agreement and each of the other Transaction Documents to which it is or is to be a party;

(f)	deliver to the Sellers a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the transfer of the Consideration Shares to the Sellers and the execution of this agreement; and

(g)	delivery of a letter of opinion from RPS’s lawyers to the effect that the Consideration Shares have been duly issued.

SCHEDULE 7
COMPLETION STATEMENT
PART 1
PREPARATION OF THE COMPLETION STATEMENT
1.	Preparation of draft Completion Statement

To enable the Actual Net Current Assets to be ascertained, as soon as reasonably practicable and by no later than on 15 March, 2009, the Sellers and the Purchaser shall co-operate and the Sellers shall procure that the Group Companies under supervision of the Sellers and it advisers prepare and deliver to the Sellers and the Purchaser a draft completion statement setting out the Actual Net Current Assets of the Group Companies as at Completion (the draft Completion Statement). The Draft Completion Statement shall show the items shown in Part 2 of this schedule and shall be prepared in accordance with the specific polices set out in Part 3 of this schedule and GAAP.

2.	Notification of disputed items

Within 15 Business Days of delivery to the Sellers and the Purchaser of the draft Completion Statement, the Purchaser shall give a notice to the Seller of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. An adjustment may only be proposed if, together with other proposed adjustments, it exceeds EUR 5,000. If by the expiry of such period of 15 Business Days , no such notice is given to the Sellers or the Purchaser has given notice to the Sellers that there are no items they wish to dispute, the draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement.

3.	Resolution of disputed items and finalisation of the Completion Statement

If, in accordance with this schedule, notice is given to the Sellers as to any item or items in dispute:
(b)	the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed;

(c)	if any such item or items are not agreed in writing within 35 Business Days of the delivery to the Purchaser of the draft Completion Statement, the item or items in dispute shall be decided upon by the Independent Accountants; and

(d)	the draft Completion Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Statement for the purposes of this agreement.
4.	Provision of information

The Sellers shall provide the Purchaser with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which it may reasonably require for the purposes of this schedule. The Purchaser shall, and shall procure that the Group Companies shall, provide the Sellers with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which it may reasonably require for the purposes of this schedule.

PART 2
ACTUAL NET CURRENT ASSETS
Actual Net Current Assets shall be defined as current assets less current liabilities on the date of Completion.
Current Assets
Cash and other resources that are expected to turn to cash or to be used up within one year of the balance sheet date. Current assets are presented in the order of liquidity, i.e., cash, temporary investments, accounts receivable, inventory, supplies, prepaid insurance.
Current assets will include the following asset account line items: cash and cash equivalents, restricted cash, accounts receivable, trade debtors, other debtors, prepaid expenses, work in progress and other current assets.
Current assets will exclude the following asset account line items: intangible assets, property and equipment, financial assets, receivables from related companies, long term financial investments, investments in affiliates, guarantees and deposits, deferred tax assets and other long term assets.
Current Liabilities
Obligations due within one year of the balance sheet date. Another condition is that the item will use cash or it will create another current liability. (This means that if a bond payable is due within one year of the balance sheet date, but the bond will be retired by a bond sinking fund (a long term restricted asset) the bond will not be reported as a current liability.)
Current liabilities will include the following liability account line items: accounts payable, accrued expenses, social and tax accruals, customer deposits, deferred revenue, lines of credit, liabilities to banks, liabilities to affiliated companies, shareholder loans, tax accruals, short term debt — credit cards, trade creditors, liabilities for grants received (related to restricted cash), provisions for contingencies and charges, debt related to litigation, and other current liabilities.
Current liabilities will exclude the following liability account line items: long term debt, deferred tax liability, pensions, and long term liabilities to banks.

PART 3
ACCOUNTING POLICIES
Financial Statements
Income Statement Items
Revenue Recognition
Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. Fixed-price contract revenue is recognized as services are performed, on a proportional performance basis, based on the ratio that costs incurred to date bear to estimated total costs at completion. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are made in the periods in which the facts that require the revisions become known. When the revised estimate indicates a loss, such loss is provided for in the financial statements during that period. Deferred revenue represents amounts billed to customers in excess of revenue recognized. Accounts receivable from customers, which represent deposits to be applied to customer invoices in future years or returned to the customer upon expiration of the contract are recorded in customer deposits. Provisions for sales allowances, based on historical experience, are recorded at the time the related revenue is recognized.
Cost Recognition
Costs are generally recognized when incurred. Costs are “matched” against revenues and should be recorded in the same accounting period. Costs that benefit several periods, such as depreciation, should be allocated systematically over relevant periods.
Balance Sheet Items
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from date of purchase.
Restricted Cash
Restricted cash is cash received in advance from certain customers specifically for the payment of investigator fees relating to specific projects. Such amounts should be segregated from operating cash and offset with the liability to pay these amounts out.
Accounts Receivable
Accounts receivable are presented in the balance sheet at net realizable value. Net realizable value equals the gross receivable less the allowance for bad debts.
Prepaid Expenses
Prepaid expenses result from prepaying cash or incurring a liability. Prepaid expenses are presented under current assets even though they are not expected to be converted into cash because the prepaid items would have required the use of current assets if they were not paid in advance.

Fair Value of Financial Instruments
The carrying value of financial instruments including cash, accounts receivable, accounts payable, and lines of credit approximates their fair value based on the short-term nature of these instruments.
Property and Equipment
Property and equipment are recorded at cost. Expenditures for repairs and maintenance which do not extend the useful life of the related assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 1 to 5 years.
Customer Deposits
Amounts received in advance from a customer to be recorded in the financials as a liability. Customer deposits include the liability offset for investigator cash received.
Accounts Payable
Accounts payable are presented as a current liability on the balance sheet and detail the amounts owed for services or items purchased on credit.
Accrued Expenses
Services or expenses incurred that have already been provided but for which no invoice has been received, such as professional fees.
Deferred Revenue
Amounts received in advance of the revenue being recognized.
Current Assets
Cash and other resources that are expected to turn to cash or to be used up within one year of the balance sheet date. Current assets are presented in the order of liquidity, i.e., cash, temporary investments, accounts receivable, inventory, supplies, prepaid insurance.
Current Liabilities
Obligations due within one year of the balance sheet date. Another condition is that the item will use cash or it will create another current liability. (This means that if a bond payable is due within one year of the balance sheet date, but the bond will be retired by a bond sinking fund (a long term restricted asset) the bond will not be reported as a current liability.)

PART 4
A. LIST OF PENDING/DECLARED DIVIDENDS AND DIVIDENDS PAID IN 2008
During 2008, dividends were distributed based on retained earnings from the period 2000-2007. Dividends were paid in euros.

Infociencia, S.L.
22/01/2008	690,899.72
22/07/2008	309,100.28
02/10/2008	589,467.63

Infociencia Clinical Research, S.L.
01/09/2008	500,000
02/10/2008	300,000

29/10/2008	177,923.80
B. LIST OF BONUS PAYMENTS
The five shareholders received a bonus payment of EUR 60,000 in 2008 which as of December 15 have already been paid.
C. SHAREHOLDER DEBT
As of December 16, 2008, there is no shareholder debt as stated in the disclosure letter.

SCHEDULE 8
INDEPENDENT ACCOUNTANTS
1.	If and whenever any item in dispute or which the Purchaser wishes to adjust relating to the ascertainment of the Actual Net Current Assets falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to Deloitte Touche. If Deloitte Touche declines the appointment, the matter shall be referred to KPMG.

2.	The Independent Accountants shall act on the following basis:
(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Sellers and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;

(c)	the assignment of the Independent Accountant shall be limited (i) to the resolution of those items in dispute between the parties and (ii) to review the disputed items of the Actual Net Current Assets and/or the Uncollected Debt (iii) calculate the Actual Net Current Assets and/or the Uncollected Debt (iv) calculate either the negative or positive difference between the Required Net Current Assets and the Actual Net Current Assets and/or the Uncollected Debts (if applicable). The findings of the Independent Accountant shall be binding on the parties, shall be final and shall not be subject to appeal;

(d)	their terms of reference shall be as set out in the relevant schedule 7 and in case the Independent Accounts decide they are unable to fully comply with these terms, GAAP will be applied;

(e)	the Independent Accountants (i) shall comply with the rules on independence and the right of each party to be heard and be informed of all communication between the parties, and the parties shall procure that the Independent Accountants shall file their report within ninety (90) days of being appointed unless otherwise agreed in writing by the Purchaser, the Seller and the Independent Accountants; and (ii) shall apply the principles and policies set out in schedule 7;

(f)	the Independent Accountants shall decide the procedure to be followed in the determination;

(g)	the Sellers and the Purchaser shall each provide and the Purchaser shall procure that the each Group Company shall provide (and, to the extent they are reasonably able to do so, shall procure that their respective accountants and the statutory accountants of each Group Company shall provide) the Independent Accountants and the Sellers promptly with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of each Group Company;

(h)	the determination of the Independent Accountants shall be final and binding on the parties; and

(i)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

SCHEDULE 9
INTERPRETATION
1.	In this agreement:

Accounts means the audited balance sheets as at the Accounts Date and audited profit and loss accounts for the year ended on that date of the Group Companies, a copy of each of which is in the Agreed Form and are attached to the Disclosure Letter;

Accounts Date means 31 December 2007;

Actual Net Current Assets means the actual amount of net current assets at Completion, as calculated after Completion in accordance with clause 5 and schedule 7;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;

Business means the business of various clinical operations services including, without limitation, conducting of clinical trials from Phase I to IV and carrying out epidemiological studies and surveys;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the State of New York and in France for normal business;

Cash Consideration means that part of the consideration for the sale of the Shares set out in clause 4 as is payable in cash;

Claim means a claim by the Purchaser or any person deriving title from it:
A)	the basis of which is that a Warranted Statement is, or is alleged, to be untrue or inaccurate; or

B)	for indemnification pursuant to subclauses 9.2(a) and 9.2(c) to (f); or

C)	otherwise made under this agreement;
Claim Notice has the meaning described to it clause 9.6;

Company means INFOCIENCIA, S.L., a company duly incorporated under Spanish Law, registered with the Commercial Registry of Barcelona under volume 36000, page 74, sheet B-200206 (tomo 36000, folio 74, hoja B-200206). It has Tax Identity Number (“CIF”) B-61832036. The current share capital of the Company amounts to EUR 18,000, represented by 18,000 shares (participaciones) fully subscribed and paid up, with a face value of EUR 1 each, numbers 1 to 18,000, both inclusive;

Compensation means the amount of any deficiency in assets, loss or any liability of the Company which arises from any of the Warranties being untrue or inaccurate and which would not have existed or arisen if the Warranty in question had not been untrue or inaccurate, together with all costs and expenses incurred by the Purchaser in making and enforcing the Warranty Claim and all costs and expenses incurred by the Company in curing the circumstances that gave rise to a Warranty being untrue or inaccurate;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement or the date thereof, as the case may be;

Completion Statement means the statement of Actual Net Current Assets to be prepared in accordance with, and in the form set out in, schedule 7;

Connected Person has the meaning within the section 16.3 of the Spanish Corporate Income Tax Law which states Royal Legislative Decree 4/2004, dated 5 March;

Consideration means the consideration for the sale of the Shares set out in clause 4;

Consideration Shares means 1,404,856 (in words: one million, four hundred and four thousand, eight hundred and fifty-six) ordinary shares in the capital of the US Guarantor;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Escrow Agent means JP Morgan Chase Bank, National Association, acting through its London branch located at 60 Victoria Embankment, London EC4Y OJP;

Escrowed Shares means any Consideration Shares which are at any time in escrow as security and are not released pursuant to the terms of this agreement and the Share Escrow Agreement;

Existing Clinical Trials Agreements means any clinical pharmacology agreement, clinical study agreement, biometrics agreement or outsourcing agreement regarding clinical trials to which the Company became a party before Completion and performance of which is to continue after Completion;

French Seller means APA RESEARCH SARL. a company incorporated under the laws of France (registered number 487 451 221 RCS Nanterre) whose registered office is at 60 rue Carnot 92100 Boulogne Billancourt, France;

FrenchCo means THERAPHARM RECHERCHES TH.R., company registration number 319 378 774 R.C.S. NANTERRE, having its registered office at 60 Rue Carnot 92100 Boulogne Billanvourt, Francie);

French Sale and Purchase Agreement means the agreement on the sale and purchase of 100% shares in FrenchCo between the French Seller and the Purchaser’s affiliated company ReSearch Pharmaceutical Services Netherlands B.V. executed on the date of this agreement;

GAAP means the generally accepted accounting principles applied in Spain, as consistently applied by the Company;

Group Companies means the SpanishCo, the Company and Group Company means any of them;

IMITIS means the company of which details are set out in Schedule 2 Part 2;

Independent Accountants means such firm of chartered accountants as stipulated in schedule 8;

Intellectual Property Rights means (i) copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Leasehold Properties means those Leasehold Properties shortly described in schedule 3 and Leasehold Property means any of them;

Losses means losses, loss of profits (“lucro cesante”), costs, damages, liabilities, charges, taxes, expenses and penalties including reasonable legal and other professional fees and costs;

Past Agreement means any clinical pharmacology agreement, clinical study agreement, biometrics agreement or outsourcing agreement regarding clinical trials by the Company which has been fully performed prior to Completion;

Properties means the properties shortly described in schedule 3 and includes every part of each of them and Property means any of them;

Required Net Current Assets means EUR 999,367 (in words: nine hundred ninety nine thousand three hundred and sixty seven euros) being the net current asset value of the Company intended by the parties as at Completion calculated on the basis of schedule 6 Part 2

Service Agreements means service agreements between each Seller and the Company in the Agreed Form;

Shares means all the issued shares in the capital of the Company;

Shareholder Debt means the debts set out in Part 4 of schedule 7;

Share Escrow Agreement means the escrow agreement between the Sellers, the Purchaser and the Escrow Agent, executed on or about the date of this agreement;

Short Form Agreements means the share transfer form in favour of the Purchaser for the transfer of the Shares to be executed by the Sellers in the Agreed Form on the date hereof;

SpanishCo means INFOCIENCIA CLINICAL RESEARCH, S.L., a company duly incorporated under Spanish Law, registered with the Commercial Registry of Barcelona under volume 33735, sheet 218, page B-235860. It has Tax Identity Number (“CIF”) B-62604939. The current share capital of Spanish Co 2 amounts to EUR 18,000, represented by 1,000 shares (participaciones) fully subscribed and paid up, with a face value of EUR 18 each, numbers 1 to 1,000, both inclusive;

Sellers means Messes. Jordi Naval, Ramon Banet, Jose M. Mas, Xavier Molina and Mrs. Esther Ramirez as further identified in Schedule 1;

Sellers’ Nominee means Mr.Jordi Naval Chamosa, Mr. Ramon Santiago Banet Andujar, Mr. José Manuel Más Benavente, Mr. Xavier Molina Figueras and Ms. María Esther Ramirez Vázquez;

subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar ownership rights;

Taxation means:
(a)	any charge, tax, duty, levy, impost and withholding having the character of taxation, wherever chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and

(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within (a) above;
Taxation Authority means any taxing or other authority competent to impose, administer or collect any Taxation;

Third Party Claim has the meaning ascribed to it in clause 9.6;

Transaction Documents means this agreement, the Share Escrow Agreement, the documents referred to in it and any other agreements executed or to be executed by the parties on the date of this agreement or Completion, and Transaction Document means any of them;

VAT means value added tax chargeable under or pursuant to the applicable laws;

Warranted Statements has the meaning given in clause 9.1, and Warranted Statement means one of them; and

Warranties means the representations and warranties on the part of the Sellers contained in clause 9.1.

Where any statement in schedule 4 or in the Disclosure Letter is qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge, information and belief” or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).
3.	In this agreement:
(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual/a natural person include his estate and personal representatives;

(c)	subject to clause 17, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	a person shall be deemed connected or related with another if that person is connected with that other within the meaning of section 16.3 of the Spanish Corporate Income Tax Law which states Royal Legislative Decree 4/2004, dated 5 March;

(e)	the words including and include shall mean including without limitation and include without limitation, respectively;

(f)	any reference importing a gender includes the other genders;

(g)	any reference to a time of day is to Madrid time;

(h)	any reference to € is to Euro and any reference to $ is to United States dollars;

(i)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of e-mail;

(j)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(k)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(l)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
4.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

5.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

SIGNATORIES

Sellers

Signed by JORDI NAVAL, on his own name	/s/ Jordi Naval
and behalf, and in the name and on behalf of Ramon Santiago Banet Andujar, José Manuel Más Benavente, Xavier Molina Figueras and Maria Esther Ramírez Vázquez.

Purchaser

Signed by Gonzalo Martín de Nicolás for	/s/ Gonzalo Martín de Nicolás
RPS SPAIN S.L.

US Guarantor

Signed by Jane Townsend for RESEARCH	/s/ Jane Townsend
PHARMACEUTICAL SERVICES INC.